EXHIBIT B

            RESOLUTIONS OF THE BOARD REGARDING APPROVAL OF
                    RENEWAL OF JOINT FIDELITY BOND

          RESOLVED, that the directors/managers (the "Directors/Managers") of Excelsior Private Equity Fund II, Inc. ("Fund II"), Excelsior Venture Partners III, LLC ("Partners III") and Excelsior Venture Investors III, LLC (collectively, the "Private Equity Funds"), including all of the Directors/Managers who are not "interested persons," as defined by the Investment Company Act of 1940, as amended (the "1940 Act"), (the "Independent Directors/Managers"), hereby ratify the renewal of the fidelity bond (the "Fidelity Bond") issued by Federal Insurance Company and maintained jointly by the Private Equity Funds and Excelsior Directional Hedge Fund of Funds, LLC; Excelsior Absolute Return Fund of Funds, LLC; Excelsior Absolute Return Fund of Funds Master Fund, LLC; Excelsior Absolute Return Fund of Funds Ltd.; Excelsior Buyout Investors, LLC; and Excelsior Buyout Partners, LLC (collectively, the "Other Insureds") in the amount of $3,500,000 and determine, in accordance with the requirements of Rule 17g-1 under the 1940 Act, that the Fidelity Bond, which provides joint fidelity coverage to the Private Equity Funds and the Other Insureds, is reasonable in form and amount, after giving due consideration to all relevant factors, including the value of the aggregate assets of the Private Equity Funds and the Other Insureds, the type and terms of the arrangements for the custody and safekeeping of such assets, and the nature of the securities that are or will be held in the portfolios of the Private Equity Funds and the Other Insureds; and further

          RESOLVED, that the Directors/Managers, including all of the Independent Directors/Managers, hereby: (i) authorize each of the Private Equity Funds to share in the payment of the annual premium of $29,600 applicable to the Fidelity Bond in the amount of $1,639.20 for Fund II and $3,331.39 for Partners III, determined based upon the relative total assets of each of the Private Equity Funds and the Other Insureds; and (ii) determine that the portion of the premium to be paid by the each of the Private Equity Funds is fair and reasonable, taking all relevant factors into consideration including, but not limited to, the number of other parties named as insureds, the nature of their business activities, the amount of coverage under the Fidelity Bond, the amount of the premium for the Fidelity Bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to each of the Private Equity Funds is less than the premium each of the Private Equity Funds would have had to pay if it had provided and maintained a single insured bond; and further

          RESOLVED, that in the event the amount of the Fidelity Bond is required in the future to be increased in order to satisfy the minimum bonding requirements of Rule 17g-1 under the 1940 Act, the proper officers of the Private Equity Funds be, and hereby are, authorized on behalf of the Private Equity Funds to increase the amount of the Fidelity Bond coverage to comply with such requirements and to allocate the additional premium payable on the Fidelity Bond among each of the Private Equity Funds and the Other Insureds based on the relative total assets of the Private Equity Funds and the Other Insureds determined as of the end of the month preceding the effective date of the change in coverage; and further

          RESOLVED, that the Joint Insured Fidelity Bond Agreement currently in existence among the Private Equity Funds and the Other Insureds, shall continue to define certain rights and responsibilities of the insureds with respect to the Fidelity Bond and the sharing of recoveries thereunder in the event of a loss incurred by two or more of the named insureds; and further

          RESOLVED, that Robert F. Aufenanger, be, and hereby is, designated to make all filings with the Securities and Exchange Commission and to give all notices on behalf of the Private Equity Funds required by paragraph (g) of Rule 17g-1 under the 1940 Act.